Sutor Technology Group Appoints New Chief Financial Officer

CHANGSHU, China, December 17, 2012 /PRNewswire-FirstCall/-- Sutor Technology Group Limited (the "Company" or "Sutor") (Nasdaq: SUTR), a leading China-based manufacturer and distributor of high-end fine finished steel products and welded steel pipes used by a variety of downstream applications, today announced that it has appointed Naijiang (Eric) Zhou as its Chief Financial Officer, effective December 14, 2012.

Over the last three years, Mr. Zhou has served as the Vice President of Finance of Sutor Technology Group. Before that, Mr. Zhou worked for Rich Fields Investment, Roth Capital Partners, American Electric Power, The Wing Group and U.S. Global Investors in various capacities including executive vice president & chief financial officer, research analyst, financial analyst and principal financial planner. He has more than 15 years of professional experience covering private equity and mutual fund investment, equity research and Fortune 500 corporate financial planning and analysis in the U.S. and in China.

Mr. Zhou received a Ph.D. in Energy and Mineral Resources and an MBA in Finance degree from the University of Texas at Austin, and a B.Sc. in Petroleum Engineering from China Petroleum University. He holds the Chartered Financial Analyst (CFA) designation.

Yongfei Jiang resigned as the Chief Financial Officer, Treasurer and Secretary of Sutor Technology Group, effective December 14, 2012. Mr. Jiang will continue to work for Sutor Technology Group and will be responsible for planning and supervising the corporate development and strategies. His resignation is not the result of any disagreement with the Company on any matter relating to its operations, policies or practices. Mr. Zhuo (Jason) Wang, currently the Director of Investor Relations, was appointed as Treasurer and Secretary of Sutor Technology Group, effective December 14, 2012.

About Sutor Technology Group Limited

Sutor is a leading China-based non-state-owned manufacturer and distributor of high-end fine finished steel products and welded steel pipes used by a variety of downstream applications. The Company utilizes a variety of in-house developed processes and technologies to convert steel manufactured by third parties into fine finished steel products, including hot-dip galvanized steel, pre-painted galvanized steel, acid-pickled steel, cold-rolled steel and welded steel pipe products. These products are used for household appliances, solar water heaters, automobiles, information technology, construction, and other applications. Currently Sutor has three major operating subsidiaries located in two provinces with 12 production lines capable of processing approximately 2 million metric tons of steel products annually. To learn more about the company, please visit http://www.sutorcn.com/en/index.php.

Forward-Looking Statements

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements. The words "believe," "expect," "anticipate," "project," "targets," "optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause our actual results to differ materially from those anticipated, expressed or implied in the forward-looking statements. These risks and uncertainties include, but not limited to, the factors mentioned in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended June 30, 2012, and other risks mentioned in our other reports filed with the Securities Exchange Commission (“SEC”). Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

For more information, please contact:

China	US
Jason Wang, Director of IR	Lena Cati, IR Representative
Sutor Technology Group Limited	The Equity Group
Tel: +86-512-5268-0988	Tel: 212 836-9611
Email: investor_relations@sutorcn.com	Email: lcati@equityny.com